Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor's report dated May 25, 2024 with respect to the consolidated financial statements of Medicus Pharma Ltd. and its subsidiaries as at December 31, 2023 and December 31, 2022 and for each of the years in the two period then ended, included in the Registration statement on Form F-1 of Medicus Pharma Ltd. as filed with the United States Securities Exchange Commission ("SEC").

We also consent to the reference to our firm under the heading “Experts and Legal Matters” in the registration statement.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
September 30, 2024
Mississauga, Canada